                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          COVISTA COMMUNICATIONS, INC.

                                   AS AMENDED

         This is to certify that we, the undersigned, do hereby associate ourselves in a corporation under and by virtue of the provisions of an Act of the Legislature of the State of New Jersey, entitled, "An Act Concerning Corporations," (Title 14 of the Revised Statutes of 1937) and do severally agree to take the number of shares of capital stack set opposite our respective names.

         FIRST: The name of the corporation is Covista Communications, Inc.

         SECOND: The location of the principal office in this State is:

                  #744 Broad Street
                  City of Newark
                  County of Essex

         The name of the agent therein charge thereof upon whom process against this corporation may be served is:

         NATHAN RAVIN

         THIRD: The objects for which this corporation is formed are:

         (a) To develop, manufacture, produce, sell, buy, purchase, exchange all types of electronic components, devices, mechanisms of every nature and description, or any product, device, component or element used in connection therewith, including, but not by way of limitation, any and all types of ceramic devices, components or elements, and for any other purpose that the Board of Directors may deem advisable for the corporation to engage in.

         (b) To manufacture, purchase, or otherwise acquire goods, merchandise, real and personal property of every class, and to hold, own, mortgage, sell or otherwise dispose of, trade deal in and with the same.

         (c) To hold, purchase, mortgage and convey such real estate as the purposes of the corporation shall require and all other real estate which shall have been conveyed to the corporation by way of security or in satisfaction of debts or purchased at sales upon judgment or decree duly obtained.

         (d) To purchase, lease, erect, construct, or otherwise acquire, and to own, hold, improve, and use and operate, and to mortgage, sell, and convey such plants, wills, factories, buildings, works, machinery, equipment, and facilities generally as may be necessary or reasonable in connection with the business of the corporation.

         (e) To apply for, obtain, register, lease, purchase or otherwise to acquire and to hold, use, own, operate and introduce and to sell, assign, or otherwise dispose of any trademarks, tradenames, patents, copyrights, inventions, improvements and processes, whether secret or otherwise used in connection with or secured under letters patent of the United States or elsewhere or otherwise and to use, exercise, develop, grant licenses in respect of or otherwise turn to account any such trademarks, patents, licenses, processes and the like or any such property rights, and to carry on any business whether manufacturing or otherwise, which is or shall be made necessary, convenient, advisable or adaptable for the utilization by this company in any way, directly or indirectly of such inventions, improvements thereto, processes and discoveries chemical and mechanical combinations, letters patent, trademarks, copyrights, and rights in the nature thereof.

         (f) To solicit, advertise and to do any and everything necessary to aid in the procurement, manufacture, process and sale of said products.

         (g) To acquire and pay for in cash, stock or bonds of this corporation, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

         (h) To purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of the share of the capital stock of, or any bonds, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of New Jersey or any other state or any foreign country, always subject, however, to the laws of the State of New Jersey, and, while the owner of such stock to exercise all the rights, powers, and privileges of ownership including the right to vote thereon.

         (i) To enter into, make, perform, and carry out contracts of every kind and for any lawful purpose with any person, firm, association, corporation or body, politic or government.

         (j) To borrow or raise money without limit as to amount, and to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills, of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of any of the foregoing and the interest thereon by mortgage upon or pledge, or assignment in trust of the whole or any part of the property of the corporation, and to sell, pledge or otherwise dispose of such bonds and other evidences of indebtedness for the purpose of the corporation.

         (k) To purchase, hold, reissue and sell the shares of its own capital stock, provided that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

         (l) To conduct business in any of the states, territories, possessions or dependencies of the United Sates, in the District of Columbia, and in any and all foreign countries, and to have one or more offices therein and to hold, purchase, mortgage and convey real and personal property therein without limit as to amount, but always subject to the laws of such state, territory, possession, dependency or country.

         (m) In general, to carry on other business in connection with the foregoing, and to have and exercise all the powers conferred by Title 14, Corporations, General Revised Statutes of New Jersey, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do, and in any part of the world.

         FOURTH: The By-Laws of this corporation shall be made, altered and amended by a majority vote of the directors of the corporation present at any meting, at which a quorum is present as prescribed in the said By-Laws.

         FIFTH: The total authorized capital stock of this corporation shall be FIFTY MILLION (50,000,000) shares of common stock, each having a par value of five cents ($.05).

         (a) All or any part of the shares of common stock say be issued by the corporation from time to time, and for such consideration as may be determined and fixed by the Board of Directors as provided by law.

         (b) At all elections of directors, managers or trustees, each stockholder shall be entitled to as many votes as shall equal the number of his shares of stock multiplied by the number of directors, managers or trustees to be elected, and he may cast all of such votes for a single director, manager or trustee or may distribute them among the number to be voted for, or any two or more of them as he may see fit, which right, when exercised, shall be termed cumulative voting.

         (c) No stockholder shall have preemptive rights in the stock of this corporation.

         SIXTH: The name and post office addresses of the incorporators and the number of shares subscribed for by each, the aggregate of which one hundred
(100) shares of common stock is the amount of capital stock with which this company will commence business are as follows:

JEAN STUBITS                       4 McGinnis Road                              98 shares
                                   Metuchen, New Jersey

DAVID N. RAVIN                     744 Broad Street                             1 share
                                   Newark 2, New Jersey

JACK L. HOLSTEIN                   790 Broad Street                             1 share
                                   Newark 2, New Jersey


         SEVENTH: The period of existence of this corporation is unlimited.

         EIGHTH: No Director shall be personally liable to the corporation or any shareholder for monetary damages for breach of any duty owed to the corporation or its shareholders, except that this Article shall not relieve a director from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or
(c) resulting in receipt by such person of an improper benefit. Neither the amendment nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       3